Exhibit 99.1

             Transbotics Appoints New Principal Accounting Officer

    CHARLOTTE, N.C.--(BUSINESS WIRE)--Aug. 11, 2006--Transbotics Corporation, (OTCBB: TNSB) (www.transbotics.com), announced that it has created and filled a new officer position, Principal Accounting Officer, with Mr. Robert Todd Plyler, CPA. The appointment was effective July 31, 2006 and will serve at the discretion of the Principal Financial Officer. Claude Imbleau retains the title and responsibilities of Principal Financial Officer.
    Mr. Plyler graduated from Wake Forest University in 1991 with a B.S in Accounting and was a partner with Potter & Company a public accounting firm until 2005. From 2005 to 2006, Mr. Plyler was the Chief Financial Officer for Nova Trading USA, Inc., a textile manufacturer.
    "We are delighted to be able to make this change, said Claude Imbleau, President and Chief Executive Officer. "Todd brings great strength and depth to our financial team. He will assume responsibilities for all accounting and financial reporting activities within the Corporation. This will enable me to focus more on strategic and operating issues for profitable growth."
    For over 20 years Transbotics Corporation has specialized in the design, development, support and installation of automation solutions with an emphasis on Automatic Guided Vehicles (AGVs). The Company designs, integrates, manufactures, installs and supports automation solutions that efficiently move products and materials in the work place through technologies such as specialized software, AGVs, robots, vision systems, conveyors, palletizers and related products.
    Transbotics provides flexible, automated transportation solutions to a variety of industries, including automotive (tier one supplier), aerospace and defense, food and beverage, paper and allied products, newsprint and publishing, entertainment, microelectronics, plastics and primary metals. Transbotics' current customers include Fortune 500 companies as well as small manufacturing companies.

    CONTACT: Transbotics Corporation
             Claude Imbleau, President & CEO, 704-362-1115